Exhibit 4.21

EXECUTION VERSION

BRITISH ENERGY GROUP PLC

WARRANT INSTRUMENT

RELATING TO WARRANTS TO SUBSCRIBE FOR

ORDINARY SHARES OF 98 PENCE EACH IN

BRITISH ENERGY GROUP PLC

THIS WARRANT INSTRUMENT is executed on                     2005

BY BRITISH ENERGY GROUP PLC, a company incorporated in Scotland (registered no. SC270184), whose registered office is at Systems House, Alba Campus, Livingston EH54 7EG (the “Company”).

WHEREAS:

(A)	The Company has determined by a resolution of a duly constituted committee of its Board of Directors (being duly empowered and authorised by the Memorandum and Articles) to issue up to 29,527,187 Warrants each entitling the holder thereof to subscribe for one Ordinary Share at the applicable Subscription Price (subject to adjustment as provided in the Conditions of such Warrants set out in Part 1 of Schedule hereto) and has determined to constitute the same in the manner hereinafter appearing.

(B)	The Company has determined to execute this Warrant Instrument in connection with the issue of the Warrants.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Warrant Instrument, except to the extent that the context otherwise requires:

1.1.1	“Conditions” means the terms and conditions set out in Part 1 of the Schedule as modified from time to time in accordance with the provisions set out in this Warrant Instrument and the Conditions and “Condition” refers to the relative numbered paragraph of the Conditions;

1.1.2	“Warrant Instrument” means this Warrant Instrument and the Schedule (as modified from time to time in accordance with the terms of this Warrant Instrument and the Conditions) and includes any instrument which is executed in accordance with the provisions of this Warrant Instrument and expressed to be supplemental to it;

1.1.3	words and expressions defined in the Conditions shall, unless there is something in the subject matter or context inconsistent therewith, have the same meaning in this Warrant Instrument;

1.1.4	references in this Warrant Instrument to Clauses and the Schedule shall be construed as references to the Clauses of and the Schedule to this Warrant Instrument. The Schedule forms part of this Warrant Instrument. The headings in this Warrant Instrument do not affect its interpretation; and

1.1.5	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Warrant Instrument and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Warrant Instrument.

2.	WARRANTS

2.1	The Company hereby creates and grants to the persons to whom the Warrants are allotted (or to those persons to whom such Warrants are effectively transferred and on whose behalf a valid application is made for registration as the holders thereof) up to 29,527,187 Warrants in aggregate with rights to subscribe at any time and from time to time during the Subscription Period for Ordinary Shares at the applicable Subscription Price in force on the relevant Subscription Date, all as more particularly set out in the Conditions.

2.2	The Warrants are constituted by and issued subject to and with the benefit of this Warrant Instrument. Each registered Warrantholder will be bound by and deemed to have notice of all the matters set out in this Warrant Instrument.

2.3	The Company shall perform and observe the Conditions set out in Part 1 of the Schedule hereto and the Warrants shall be held subject to the Conditions all of which shall be deemed to be incorporated in this Warrant Instrument and shall be binding on the Company and the Warrantholders and all persons claiming through or under them respectively.

3.	CERTIFICATES

3.1	The Warrants upon issue may be held in certificated or uncertificated form. Warrants held in uncertificated form shall be held through CREST. Certificated Warrants registered in a Warrantholder’s name will be evidenced by a Warrant Certificate issued by the Company and the Company shall comply with the terms of the Warrant Certificates. Every Warrant Certificate shall be under the securities seal of the Company which shall be affixed in such manner as shall be permitted by the Articles, or otherwise executed on behalf of the Company as determined by the Directors of the Company. Every holder of Warrants in certificated form shall be entitled to receive one Warrant Certificate for the Warrant(s) held by him but joint holders shall be entitled to only one Warrant Certificate in respect of the Warrants held jointly by them which Warrant Certificate shall be delivered to the joint holder whose name stands first in the Register of Warrantholders.

3.2	If a Warrant Certificate is mutilated, defaced, lost, stolen or destroyed it may be replaced at the Specified Office upon payment by the claimant of such costs incurred in connection therewith and on such terms as to evidence and indemnity as the Registrar and the Company may reasonably require. Mutilated or defaced Warrant Certificates must be surrendered before replacements will be issued.

4.	REGISTRATION AND TRANSFER

4.1	The Company shall be entitled to appoint such person or persons as the Company thinks fit as the Registrar and to remove any such person or persons and make a new appointment in their stead. The Company shall forthwith give a notice of any change in the identity or address of the Registrar in writing to the Warrantholders. The Company shall procure that the Registrar maintains a register of Warrantholders.

4.2	Warrants in certificated form shall be transferable in multiples of one Warrant by instrument of transfer in any usual or common form or such other form as may be approved by the Company.

4.3	Warrants held in uncertificated form shall be transferable in multiples of one Warrant in accordance with the CREST Regulations. Title to the Warrants held in uncertificated form is recorded on the Operator register maintained by the Operator and title to the Warrants will pass upon registration of the transfer in the Operator register in accordance with CREST Regulations.

4.4	Subject to the provisions of Part 4 of the Schedule, the Warrants are freely transferable. The provisions of Part 4 of the Schedule relating to the transfer, transmission and registration of the Warrants shall have full effect as if the same had been incorporated herein.

5.	MODIFICATIONS TO THE WARRANT INSTRUMENT

5.1	Any modification to this Warrant Instrument may be effected only by instrument in writing executed by the Company and expressed to be supplemental hereto, and, save in the case of a modification which is of a formal, minor or technical nature or made to correct a manifest error or which does not alter or abrogate all or any rights attaching to the Warrants, only if it shall first have been sanctioned by an Extraordinary Resolution of Warrantholders.

5.2	A memorandum of every such supplemental deed shall be endorsed on this Warrant Instrument.

5.3	Notice of every modification to this Warrant Instrument shall be given by the Company to the Warrantholders in accordance with Condition 10.

6.	AVAILABILITY OF INSTRUMENT

6.1	Every Warrantholder shall be entitled to inspect a copy of this Warrant Instrument at the Specified Office (or such other address as the Directors of the Company may from time to time notify the Warrantholders of) during normal business hours (Saturdays, Sundays and public holidays excepted), and shall be entitled to receive a copy of this Warrant Instrument against payment of such charges as the Directors of the Company may impose in their absolute discretion.

7.	BENEFIT OF INSTRUMENT

7.1	The Company hereby acknowledges and covenants that the benefit of the covenants, obligations and conditions on the part of or binding upon it contained in this Warrant Instrument hereto shall enure to the benefit of each and every Warrantholder from time to time.

7.2	Each Warrantholder shall be entitled severally to enforce the covenants, obligations and conditions referred to in Clause 7.1 against the Company insofar as each such Warrantholder’s Warrants are concerned, without the need to join the allottee of any such Warrant or any intervening or other Warrantholder in the proceedings for such enforcement.

8.	GOVERNING LAW

8.1	This Warrant Instrument shall be governed by, and construed in accordance with, the Law of Scotland.

8.2	The Scottish Courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Warrant Instrument and the Company and each Warrantholder irrevocably submit to the exclusive jurisdiction of the Scottish Courts.

8.3	The Company and each Warrantholder irrevocably waive any objection to the English Courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

IN WITNESS whereof this Warrant Instrument has been executed as a deed the day and year first above written.

Executed as a deed by	)
Robert Armour	)
as attorney for	)
BRITISH ENERGY GROUP PLC	)

in the presence of	_________________________

Signature of witness	_________________________

Name of witness	_________________________

Address of witness	_________________________

Occupation of witness	_________________________

SCHEDULE

Part 1

CONDITIONS OF THE WARRANTS

1.	Definitions

In these Conditions, except to the extent that the context otherwise requires:

“30-day period” has the meaning given in Condition 4.12;

“Act” means the Companies Act 1985;

“Articles” means the Articles of Association of the Company for the time being;

“British Energy” means British Energy plc (registered no. 162273);

“Board of Directors” or “Board” means the board of directors of the Company for the time being;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which commercial banks and foreign exchange markets are open for business in London;

“certificated” means a security which is not in uncertificated form;

“Company” means British Energy Group plc (registered no. 270184);

“Conditions” means the terms and conditions applicable to the Warrants as set out herein as the same may from time to time be modified in accordance with the provisions set out in the Warrant Instrument and herein and “Condition” refers to the relative numbered paragraph of the Conditions;

“Contribution Agreement” means the contribution agreement entered into pursuant to the Restructuring between the Company, Holdings plc, British Energy Generation Limited, British Energy Generation (UK) Limited, The Secretary of State for Trade and Industry and Nuclear Generation Decommissioning Fund Limited (to be renamed Nuclear Liabilities Fund Limited);

“Convertible Shares” means the convertible shares of 10p each in the capital of the Company as defined and described in the Articles or of such other nominal value as may result from any subdivision or consolidation thereof and all other (if any) shares or stock resulting from any sub-division, consolidation or reclassification of such shares;

“CREST” means the system enabling title to securities to be evidenced and transferred in uncertificated form operated by CREST Co. Limited in accordance with the CREST Regulations;

“CREST Regulations” means the Uncertificated Securities Regulations 2001 (SI 2001/3755), as amended;

“Dealing Day” means a day on which the Relevant Stock Exchange is open for business;

“Expert” has the meaning given in Condition 7;

“Extraordinary Resolution” means a resolution passed at a meeting of the Warrantholders duly convened and held and carried by a majority consisting of not less than three-fourths of the votes cast upon a show of hands or, if a poll is duly demanded, by a majority consisting of not less than three-fourths of the votes cast on a poll;

“Holdings plc” means British Energy Holdings plc (registered no. 270186);

“Memorandum” means the Memorandum of Association of the Company from time to time;

“New Bonds” means the £700 million nominal bonds to be issued by Holdings plc pursuant to the Restructuring;

“Official List” means the official list maintained by the United Kingdom Listing Authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

“Operator” means CREST Co. Limited or any additional or alternative operator from time to time approved by the Company in relation to the Warrants and in accordance with the CREST Regulations;

“Operator register” means the Operator register of corporate securities (as defined in the CREST Regulations);

“Ordinary Shares” means the ordinary shares in the capital of the Company of 10p each as defined and described in the Articles or of such other nominal value as may result from any subdivision or consolidation thereof and all other (if any) shares or stock resulting from any sub-division, consolidation or reclassification of such shares;

“Register” means the register of Warrantholders required to be maintained pursuant to Clause 4 of the Warrant Instrument;

“Registrar” means Lloyds TSB Registrars or any other person who is appointed by the Company to maintain the Register at any time;

“Relevant Stock Exchange” means at any time, in respect of the Ordinary Shares, the Official List and/or, as the context requires, the market for listed securities of The Stock Exchange or, if the Ordinary Shares are not at that time so listed, the principal stock exchange or securities market on which the Ordinary Shares are then listed or quoted or dealt in;

“Restructuring” means the restructuring of the British Energy group as more particularly described in the Scheme Document;

“Restructuring Effective Date” means the date on which the Restructuring becomes effective as more particularly described in the Scheme Document;

“Scheme Document” means a circular sent to shareholders of British Energy dated 29 November 2004 setting out restructuring proposals in relation to a scheme of arrangement between British Energy and its shareholders or a disposal of the business and assets of British Energy;

“Shareholders” means the holders from time to time of the Shares;

“Shares” means the Ordinary Shares and the Convertible Shares;

“Specified Office” means the office of the Registrar specified below or any other office of the Registrar which may from time to time be notified to Warrantholders in accordance with Condition 10;

“Subscription Date” means the Business Day next following the date on which the requirements relating to the exercise of the Warrants in Condition 2 have been complied with in full or, if later, the date on which payment is actually received by the Company in accordance with Condition 2;

“Subscription Notice” means a notice substantially in the form shown in Part 3 of the Schedule which must be completed in order to exercise the Warrant comprised in that Warrant Certificate or, in the case of Warrants held in uncertificated form, such form of notification as complies with Condition 2.4;

“Subscription Period” means the period commencing on (and including) the date following the day upon which Warrants are first issued under the Warrant Instrument and expiring on (and including) the fifth anniversary of the date of issue (or, if that is not a Business Day, the preceding Business Day);

“Subscription Price” means the amount payable in respect of an Ordinary Share for which a Warrantholder is entitled upon exercise of a Warrant to require the subscription, such amount being 98p or such other amount as may from time to time be applicable in accordance with the provisions contained in the Conditions;

“Subscription Rights” means the subscription rights in respect of Ordinary Shares granted by the Company to Warrantholders pursuant to the Warrant Instrument, or such of those rights as are for the time being outstanding;

“Subsidiary” means any subsidiary within the meaning of section 736 of the Act;

“The Stock Exchange” means the London Stock Exchange plc or any other body to which its functions have been transferred (or, to the extent the Ordinary Shares are no longer listed, quoted or admitted to trading on the London Stock Exchange plc, such other body on which the Ordinary Shares are listed, quoted or admitted to trading);

“uncertificated” means a security which is for the time being recorded on the relevant Operator register as being held in CREST, and title to which, by virtue of the CREST Regulations, may be transferred by way of CREST;

“Warrant Certificates” means the certificates (in registered form) to be issued in respect of the Warrants substantially in the form shown in Part 2 of the Schedule, as from time to time modified in accordance with the provisions set out herein;

“Warrant Instrument” means the instrument dated prior to the Restructuring Effective Date and executed by the Company under which the Warrants are constituted;

“Warrant” means the rights created by the Warrant Instrument entitling the registered holder of each Warrant, by way of exercise thereof during the Subscription Period, to subscribe for Ordinary Shares on the terms set out in the Warrant Instrument and the Conditions; and

“Warrantholder” means, in relation to any Warrant, the person or persons who is or are, for the time being the registered holder or joint holders of such Warrant.

2.	Subscription Rights

2.1	Each Warrant gives the holder thereof the right to subscribe for one Ordinary Share at the Subscription Price, payable in full on subscription, provided that the Subscription Price and the number and nominal value of the Ordinary Shares to which the Warrant relates shall be subject to adjustment as provided in Condition 4.

2.2	Each Warrant is exercisable in accordance with the procedures described in Conditions 2.3 and 2.4 on any day during the Subscription Period.

2.3	In order to exercise the Subscription Rights in whole or in part, in respect of Warrants held in certificated form, a Warrantholder must lodge the Warrant Certificate(s), (or such other evidence as the directors of the Company for the time being (the “Directors”) may reasonably require as proof of the title of the person exercising the Subscription Rights) together with the duly completed Subscription Notice at the Specified Office accompanied either by a remittance for the aggregate Subscription Price applicable on the Subscription Date or, in the absolute discretion of the Board, an undertaking to pay such sum by a date specified by the Board in its absolute discretion.

2.4	In respect of Warrants held in uncertificated form, the Subscription Rights shall be exercised (and treated by the Company as exercised) if the Operator receives:

2.4.1	a properly authenticated dematerialised instruction in the form from time to time prescribed by the Directors and that is addressed to the Company, is attributable to the system-member who is the holder of the Warrants concerned and that specifies (in accordance with the form prescribed by the Directors as aforesaid) the number of Warrants in respect of which the Subscription Rights are to be exercised; and

2.4.2	payment in settlement of the aggregate Subscription Price for the Ordinary Shares, such payment to be made through CREST in accordance with its rules, or by any other means permitted by the Directors, provided always that:

(A)	subject always to the facilities and requirements of the relevant system concerned, the Directors may in their discretion permit the holder of any Warrants in uncertificated form to exercise his right to subscribe for Ordinary Shares by such other means as the Directors may approve;

(B)	the Directors may in their discretion require, in addition to receipt of a properly authenticated dematerialised instruction as referred to above, the holder of any Warrants in uncertificated form to complete and deliver to the Registrar on the relevant Subscription Date, a notice in such form as may from time to time be prescribed by the Directors and notified to Warrantholders in accordance with Condition 10;

(C)	for the avoidance of doubt, the form of the properly authenticated dematerialised instruction as referred to above may be such as to divest the holder of the Warrants concerned of the power to transfer such Warrants to another person; and

(D)	all notices, instructions and any other provisions required to be complied with pursuant to this Condition 2.4 shall be subject always to the facilities and requirements of CREST, the CREST Regulations and the Operator.

2.5	Exercising Warrantholders must also comply with any applicable legal requirements.

2.6	Once received by the Company, a Subscription Notice may not be withdrawn save with the consent of the Directors. A Subscription Notice shall be invalid and of no effect if in respect of the Warrantholder exercising his Subscription Rights the Company is advised that the allotment or issue of Ordinary Shares would or might infringe the laws of any jurisdiction outside the United Kingdom or would or might require compliance with any governmental or other consent or any registration, filing or other formality, which the Company is unable to comply with or regards as unduly onerous to comply with. In such circumstances, the Company will instead allot and issue the Ordinary Shares to which such Warrantholder would otherwise be entitled as soon as possible after the Subscription Date at the best price which can reasonably be obtained in the market at the time of issue, and account for the proceeds of such issue, after the deduction of the Subscription Price and all expenses and commission, including any value added tax payable thereon, to the Warrantholder as follows:

2.6.1	in the case of a Warrant held in uncertificated form, to the Warrantholder’s cash memorandum account with the Operator in accordance with the rules of the Operator; and

2.6.2	in the case of a Warrant held in certificated form, by cheque despatched by post to the Warrantholder (in accordance with the instructions contained in the Subscription Notice but at the risk of the exercising Warrantholder), provided in all cases that entitlements of under £3.00 shall be retained for the benefit of the Company and that no proceeds shall be paid to the Warrantholder until all money laundering and other checks which are required to be performed pursuant to applicable law and regulation have been completed. In the absence of bad faith or wilful default, neither the Company, the Directors nor the nominee shall have any liability for any loss or damage arising as a result of the timing or terms of such sale.

3.	Issue, Allotment and Listing

3.1	In the case of the exercise of Warrants in certificated form, Ordinary Shares arising on exercise of any such Warrants shall be allotted not later than 14 Business Days after and with effect from the relevant Subscription Date. Certificates in respect of Ordinary Shares issued pursuant to the exercise of Warrants will be issued free of charge and despatched by post, at the risk of the person(s) entitled thereto, not later than 28 Business Days after the Subscription Date to the person in whose name, and at the address in respect of which, the Warrants to which the certificate relates are registered on the relevant Subscription Date (or, if more than one, to the first named) or (subject as provided by law and to the payment by the Warrantholder of stamp duty, stamp duty reserve tax or any like tax as may be applicable) to such other person(s) (being not more than four in number) as may be named in the Form of Nomination on the reverse of the Warrant Certificate or as may be available from the Registrar (or, if more than one, to the first named). In the event of exercise of only some of the Warrants represented by a Warrant Certificate, the Registrar shall in due course issue free of charge and at the risk of the person(s) entitled thereto a new Warrant Certificate for the balance of the Warrants remaining exercisable.

3.2	In the case of Warrants in uncertificated form, Ordinary Shares arising on exercise of any such Warrants shall be allotted with effect from the relevant Subscription Date and issued in uncertificated form and credited by the Operator (in accordance with the instructions of the Company and in compliance with the CREST Regulations) within 14 Business Days after the Subscription Date to the CREST stock accounts of the person or persons designated in the relevant Subscription Notice.

3.3	No fractions of an Ordinary Share will be issued (including, for the avoidance of doubt, by virtue of a Retroactive Adjustment (as defined in Condition 4.6)) on the exercise of any Warrant and no refund will be made to a Warrantholder exercising his Subscription Rights in respect of that part of the relevant subscription moneys which represents such a fraction (if any), provided that if more than one Warrant is exercised at the same time by the same holder then, for the purposes of determining the number of Ordinary Shares issuable upon the exercise of such Warrants and whether (and, if so, what) fraction of an Ordinary Share arises, the number of Ordinary Shares arising on the exercise of each Warrant shall first be aggregated.

3.4	Ordinary Shares issued pursuant to the exercise of Warrants will not rank for any dividends or other distributions declared, made or payable by reference to a record date prior to the relevant Subscription Date but, subject thereto, will rank in full for all dividends and other distributions declared, made or paid by reference to a record date on or after the Subscription Date and otherwise pari passu in all respects with the Ordinary Shares in issue at that date.

3.5	Application will be made to The Stock Exchange for the Ordinary Shares to be issued pursuant to the exercise of a Warrant to be admitted to the Official List and the Company undertakes to use all reasonable endeavours to obtain the admission thereof as soon as is reasonably practicable after the relevant Subscription Date.

3.6	Within 7 days following the expiry of the Subscription Period or, if earlier, the 30-day period (as defined in Condition 4.12) the Company shall appoint a trustee who, provided that in his opinion the net proceeds of sale after deduction of all costs and expenses incurred by him, including any value added tax payable thereon, will exceed the costs of subscription, shall within the period of 14 days following the expiry of the Subscription Period or, if earlier, the 30-day period either (i) exercise all the Subscription Rights which shall not have been exercised on the terms on which the same could have been exercised on the last day of the Subscription Period and sell in the market the Ordinary Shares acquired on such subscription or (ii) (if it appears to the trustee that doing so is likely to realise greater net proceeds for Warrantholders) accept any offer available to Warrantholders for the purchase of the Warrants. The trustee shall distribute pro rata the proceeds less the Subscription Price and such other costs and expenses to the persons entitled thereto as follows:

3.6.1	in the case of a Warrant held in uncertificated form, to the relevant Warrantholder’s cash memorandum account with the Operator in accordance with the rules of the Operator; and

3.6.2	in the case of a Warrant held in certificated form, by cheque despatched by post to the relevant Warrantholder (to the address of the relevant Warrantholder recorded in the Register at the risk of the relevant Warrantholder), provided in all cases that entitlements of under £3.00 shall be retained for the benefit of the Company. If the trustee shall not so exercise the Subscription Rights as aforesaid (and so that his decision in respect thereof shall be final and binding on all holders of outstanding Warrants), the outstanding Warrants shall lapse.

3.7	The trustee referred to in Condition 3.6 above shall have no liability of any nature whatsoever where he has acted honestly and reasonably and shall have no responsibility for the safe custody of, or to earn any interest on, any unpaid or unclaimed money.

4.	Adjustment of Subscription Price

4.1	The Subscription Price shall from time to time be adjusted in accordance with the provisions of this Condition and so that if the event giving rise to such adjustment shall be such as would be capable of falling within more than one of the paragraphs 4.1.1 to 4.1.9 of this Condition 4.1 it shall fall within the first of the applicable paragraphs to the exclusion of the remaining paragraphs:

4.1.1	Consolidation or Subdivision: If and whenever the nominal value of the Shares is altered as a result of consolidation or subdivision of the share capital of the Company, the Subscription Price shall be adjusted by multiplying the Subscription Price in force immediately prior to such alteration by the following fraction:

A
B

where:

A	is the nominal amount of one Share immediately after such alteration; and

B	is the nominal amount of one Share immediately before such alteration.

Such adjustment shall become effective on the date the alteration takes effect.

4.1.2	Capitalisation of Profits or Reserves: If and whenever the Company issues any Shares credited as fully paid to the shareholders by way of capitalisation of profits or reserves (including an issue by way of a Scrip Dividend (as defined below) other than where the Market Value (as defined below) of the Shares issued in respect of each existing Share does not exceed the amount of the cash dividend (or the relevant part thereof where scrip is offered in place of part of the cash dividend)) in respect of each existing Share, the Subscription Price shall be adjusted:

(a)	in the case of an issue of Shares other than by way of a Scrip Dividend by multiplying the Subscription Price in force immediately prior to such issue by the following fraction:

A
B

   where:

A	is the aggregate nominal amount of the issued Shares immediately before such issue; and

B	is the aggregate nominal amount of the issued Shares immediately after such issue;

(b)	in the case of an issue by way of a Scrip Dividend, by multiplying the Subscription Price in force immediately prior to such issue by the following fraction:

A + B
A + C

   where:

A	is the aggregate nominal amount of the Shares in issue immediately before such issue;

B	is the aggregate nominal amount of Shares issued by way of such Scrip Dividend multiplied by a fraction of which the numerator is the amount of the cash dividend per Share or the relevant part thereof as referred to above and the denominator is the amount per Share in respect of such cash dividend or the relevant part thereof used for the purpose of determining the nominal amount of Shares to be issued by way of such Scrip Dividend; and

C	is the aggregate nominal amount of Shares issued by way of such Scrip Dividend.

   For the purposes of this paragraph 4.1.2:

(a)	“Scrip Dividend” means an issue of Shares paid up out of profits or reserves (including any share premium account or capital redemption reserve) and issued instead of the whole or any part of a cash dividend which the shareholders would or could otherwise have received and

(b)	“Market Value” means the price or value of the Shares stated in, or calculated in accordance with the provisions and at the time of, the circular or other document relating to the relevant Scrip Dividend issued by the Company to its shareholders and used for the purpose of determining the nominal amount of Shares to be issued by way of such Scrip Dividend.

   Such adjustment shall become effective on the date of issue of such Shares.

4.1.3	Capital Distribution: If and whenever the Company pays or makes any Capital Distribution (as defined below) to the Shareholders (except where the Subscription Price falls to be adjusted under paragraph 4.1.2 above), the Subscription Price shall be adjusted by multiplying the Subscription Price in force immediately prior to such Capital Distribution by the following fraction:

A – B
A

where:

A	is the Current Market Price (as defined below) of one Ordinary Share on the last Dealing Day preceding the date on which the Capital Distribution is publicly announced; and

B	is the Fair Market Value (as defined below) on the date of such announcement, as determined in good faith by the Expert, of the portion of the Capital Distribution attributable to one Ordinary Share.

Such adjustment shall become effective on the record date for the Capital Distribution to which it relates.

4.1.4	Rights Issues of Shares or Options over Shares: If and whenever the Company issues Shares to Shareholders as a class by way of rights, or issues or grants to shareholders, by way of rights, options, warrants or other rights to subscribe for or purchase any Shares, in each case at a price per Share which is less than 95 per cent. of the Current Market Price per Ordinary Share on the last Dealing Day preceding the date of the announcement of the terms of the issue or grant of such Shares, options, warrants or other rights, the Subscription Price shall be adjusted by multiplying the Subscription Price in force immediately prior to such issue or grant by the following fraction:

A + B
A + C

where:

A	is the number of Shares in issue immediately before such announcement;

B	is the number of Shares which the aggregate amount (if any) payable for the Shares issued by way of rights or for the options or warrants or other rights issued by way of rights and for the total number of Shares comprised therein would purchase at such Current Market Price per Ordinary Share; and

C	is the aggregate number of Shares issued or, as the case may be, comprised in the issue or grant.

Such adjustment shall become effective on the first date on which the Ordinary Shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange.

4.1.5

Rights Issues of other Securities: If and whenever the Company issues any securities (other than Shares or options, warrants or other rights to subscribe for or purchase Shares) to Shareholders as a class by way of rights or grants to Shareholders as a class by way of rights any options, warrants or other rights to subscribe for or purchase any securities of the Company (other than Shares or options, warrants or other rights to subscribe for or purchase any

Shares), the Subscription Price shall be adjusted by multiplying the Subscription Price in force immediately prior to such issue or grant by the following fraction:

A – B
A

where:

A	is the Current Market Price of one Ordinary Share on the last Dealing Day preceding the date on which the terms of such issue or grant are publicly announced; and

B	is the Fair Market Value on the date of such announcement, as determined in good faith by the Expert, of the portion of the rights attributable to one Share.

Such adjustment shall become effective on the first date on which the Ordinary Shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange.

4.1.6	Issues at less than Current Market Price: If and whenever the Company issues wholly for cash any Shares (other than Ordinary Shares issued on the exercise of the conversion rights attached to the Convertible Shares, on the exercise of Warrants or on the exercise of any rights of conversion into, or exchange or subscription for or purchase of, Ordinary Shares) or grants wholly for cash any options, warrants or other rights to subscribe for or purchase Shares in each case at a price per Ordinary Share in respect of which the aggregate consideration receivable (whether at the time of grant or upon exercise of the rights to subscribe for or purchase such Share) is less than 95 per cent. of the Current Market Price on the last Dealing Day preceding the date of announcement of the terms of such issue or grant, the Subscription Price shall be adjusted by multiplying the Subscription Price in force immediately prior to such issue by the following fraction:

A + B
A + C

where:

A	is the number of Shares in issue immediately before the issue of such additional Shares or grant of such options, warrants or other rights;

B	is the number of Shares which the aggregate consideration receivable for the issue of such additional Shares or, as the case may be, for the Shares to be issued or otherwise made available upon the exercise of any such options, warrants or other rights would purchase at such Current Market Price per Ordinary Share; and

C	is the maximum number of Shares to be issued pursuant to such issue of such additional Shares or upon the exercise of such options, warrants or other rights.

Such adjustment shall become effective on the date of issue of such additional Shares or, as the case may be, the grant of such options, warrants or other rights.

4.1.7	Other Issues at less than Current Market Price: If and whenever the Company or any of its Subsidiaries or (at the direction or request of or pursuant to any arrangements with the Company or any of its Subsidiaries) any other company, person or entity issues wholly for cash any securities (other than the New Bonds or Convertible Shares) which by their terms of issue carry rights of conversion into, or exchange or subscription for, or purchase of, Shares (or shall grant any such rights in respect of existing securities so issued) or carry rights which may entitle such securities to be redesignated as Shares (other than the Convertible Shares), and the consideration per Share receivable upon conversion, exchange, subscription or redesignation is less than 95 per cent. of the Current Market Price per Ordinary Share on the last Dealing Day preceding the date of announcement of the terms of issue of such securities or the terms of such grant, the Subscription Price shall be adjusted by multiplying the Subscription Price in force immediately prior to such issue by the following fraction:

A + B
A + C

where:

A	is the number of Shares in issue immediately before such issue;

B	is the number of Shares which the aggregate consideration (if any) receivable for the Shares to be issued upon conversion or exchange or upon exercise of the right of subscription or purchase attached to such securities or, as the case may be, for the Shares to be issued or to arise from any such redesignation would purchase at such Current Market Price per Ordinary Share; and

C	is the maximum number of Shares to be issued upon conversion or exchange of such securities or upon the exercise of such rights of subscription or purchase attached thereto at the initial conversion, exchange, subscription or purchase price or rate or, as the case may be, the maximum number of Shares to be issued or to arise from any such redesignation.

Such adjustment shall become effective on the date of issue of such securities.

4.1.8	Modification of rights: If and whenever there shall be any modification of the rights of conversion, exchange, subscription or purchase attaching to any such securities as are mentioned in paragraph 4.1.7 above (other than in accordance with the terms (including terms as to adjustment) applicable to such securities) so that following such modification the consideration per Share receivable upon conversion, exchange, subscription or purchase is less than 95 per cent. of the Current Market Price per Ordinary Share on the last Dealing Day preceding the date of announcement of the proposals for such modification, the Subscription Price shall be adjusted by multiplying the Subscription Price in force immediately prior to such modification by the following fraction:

A + B
A + C

where:

A	is the number of Shares in issue immediately before such modification;

B	is the number of Shares which the aggregate consideration (if any) receivable by the Company for the Shares to be issued upon conversion or exchange or upon exercise of the right of subscription or purchase attached to such securities, in each case as so modified, would purchase at such Current Market Price per Ordinary Share or, if lower, the existing conversion, exchange, subscription or purchase price of such securities; and

C	is the maximum number of Shares to be issued upon conversion or exchange of such securities or upon the exercise of such rights of subscription or purchase attached thereto at the modified conversion, exchange, subscription or purchase price or rate but giving credit in such manner as the Expert considers appropriate for any previous adjustment under this paragraph or paragraph 4.1.7 above.

Such adjustment shall become effective on the date of modification of the rights of conversion, exchange or subscription attaching to such securities.

4.1.9	Other Offers to Shareholders: If and whenever the Company or any of its Subsidiaries or (at the direction or request of or pursuant to any arrangements with the Company or any of its Subsidiaries) any other company, person or entity offers any securities in connection with which Shareholders as a class are entitled in their capacity as such to participate in arrangements whereby such securities may be acquired by them (except where the Subscription Price falls to be adjusted under paragraph 4.1.4 above (or would fall to be so adjusted if the relevant issue or grant was at a price less than 95 per cent. of the Current Market Price per Ordinary Share on the relevant Dealing Day) or under paragraph 4.1.5 above), the Subscription Price shall be adjusted by multiplying the Subscription Price in force immediately prior to such issue by the following fraction:

A – B
A

where:

A	is the Current Market Price of one Ordinary Share on the last Dealing Day preceding the date on which the terms of such offer are publicly announced; and

B	is the Fair Market Value on the date of such announcement, as determined in good faith by the Expert, of the portion of the relevant offer attributable to one Ordinary Share.

Such adjustment shall become effective on the first date on which the Ordinary Shares are traded ex-rights on the Relevant Stock Exchange.

4.1.10	Other events: Should the Board of Directors (in its absolute discretion) decide that an adjustment to the Subscription Price ought reasonably and properly be made because of a particular event (a “Relevant Event”) and that either:

(a)	the Conditions (other than this paragraph 4.1.10) do not provide for an adjustment to the Subscription Price on the occurrence of the Relevant Event; or

(b)	the Conditions (other than this paragraph 4.1.10) do provide for such adjustment to the Subscription Price on the occurrence of the Relevant Event but the Board of Directors believe that such adjustment does not produce a fair and commercial result, then the Expert will be asked by the Board of Directors to determine what adjustments (if any) to the Subscription Price are fair and reasonable to take account of the Relevant Event and bearing in mind the adjustments set out in paragraphs 4.1.1 to 4.1.9 above in relation to the circumstances contemplated thereby.

4.2	For the purpose of any calculation of the consideration receivable pursuant to paragraphs 4.1.6, 4.1.7 and 4.1.8 of Condition 4.1 above, the following provisions shall apply:

4.2.1	the aggregate consideration receivable for Shares issued for cash shall be the amount of such cash provided that in no case shall any deduction be made for any commission or any expenses paid or incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

4.2.2

(1) the aggregate consideration receivable for the Shares to be issued upon the conversion or exchange of any securities shall be deemed to be the consideration received or receivable by the Company for any such securities;

and (2) the aggregate consideration receivable for the Shares to be issued upon the exercise of rights of subscription attached to any securities shall be deemed to be that part (which may be the whole) of the consideration received or receivable by the Company for such securities which is attributed by the Company to such rights of subscription or, if no part of such consideration is so attributed, the Fair Market Value of such rights of subscription as at the date of the announcement of the terms of issue of such securities (as determined in good faith by the Expert), plus in the case of each of (1) and (2) above, the additional minimum consideration (if any) to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of such rights of subscription attached thereto (the consideration in all such cases to be determined subject to the proviso in paragraph 4.2.1); and (3) the consideration per Share receivable by the Company upon the conversion or exchange of, or upon the exercise of such rights of subscription attached to, such securities shall be the aggregate consideration referred to in (1) or (2) above (as the case may be) converted into sterling if such consideration is expressed in a currency other than sterling at such rate of exchange as may be determined in good faith by the Expert to be the spot rate ruling at the close of business on the date of announcement of the terms of issue of such securities, divided by the number of Shares to be issued upon such conversion or exchange or exercise at the initial conversion, exchange or subscription price or rate.

4.3	For the purposes of this Condition 4:

4.3.1

“Capital Distribution” means any dividend, distribution or other payment made by the Company, whether in cash, securities of the Company or property or assets of the Company but only if and to the extent that the Board of Directors of the Company in its sole discretion characterises such dividend, distribution or payment (a “Distribution”) as a return or distribution of capital by the Company; provided that, if as a result of any change in current law or in the current interpretation of existing law, the Board of Directors is unable in its sole discretion to characterise a Distribution as a return or distribution of capital by the Company then such Distribution shall be a Capital Distribution if it would constitute a return or distribution of capital by the Company under both (i) United Kingdom taxation laws and (ii) United Kingdom generally accepted accounting principles (“UK GAAP”) (and assuming for the purposes of this clause (ii), that immediately prior to the beginning of the fiscal year in which such Distribution takes place, the Company does not have any Retained Earnings). For the purposes of this definition “Retained Earnings” means, at any time, the aggregate of the consolidated cumulative net profits, less the aggregate of consolidated net losses (after taxation but including any net realised gains (less any losses) made on the disposal of investments and extraordinary items) of the Company for all periods subsequent to the date of its formation and up to that time calculated in accordance with UK GAAP by reference to the audited consolidated profit and loss accounts for such periods of the Company and its subsidiary undertakings required to be consolidated therein in accordance with UK GAAP. For the purposes of this definition any securities or property or other assets (other than cash) forming part of a Distribution shall be valued at the fair market value thereof as at the date of the Distribution, as determined in good faith by the Expert except that in the case of Shares forming part of a Distribution the fair market value thereof shall be the number of such Shares multiplied by the Current Market Price per Ordinary Share at the date of the Distribution;

4.3.2	“Current Market Price” means in respect of an Ordinary Share at a particular date, the average of the bid and offer quotations published by the Relevant Stock Exchange for one Ordinary Share for the five consecutive Dealing Days (in respect of which such quotations are published) ending on the Dealing Day (in respect of which such quotations are published) immediately preceding such date, provided that if at any time during the said five day period the Ordinary Shares shall have been quoted ex-dividend or ex-any other entitlement and during some other part of that period the Ordinary Shares shall have been quoted cum-dividend or cum-any other entitlement then:

(c)	if the Ordinary Shares to be delivered do not rank for the dividend or entitlement in question, the quotations on the dates on which the Ordinary Shares shall have been quoted cum-dividend or cum-any other entitlement shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend or other cash entitlement or, as the case may be, the value (as determined by the Expert) of any entitlement or dividend (where that is other than cash) per Share (excluding, in the case of a dividend in cash, any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom); or

(d)	if the Ordinary Shares to be delivered do rank for the dividend or entitlement in question, the quotations on the dates on which the Ordinary Shares shall have been quoted ex-dividend or ex-any other entitlement shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount, and provided further that if the Ordinary Shares on each of the said five Dealing Days have been quoted cum-dividend or cum-any other entitlement in respect of a dividend or entitlement which has been declared or announced but the Ordinary Shares to be delivered do not rank for that dividend or entitlement, the quotations on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend or other cash entitlement, or as the case may be, the value (as determined by the Expert) of any entitlement or dividend (where that is other than cash) per Ordinary Share (excluding, in the case of a dividend in cash, any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom);

4.3.3	“Fair Market Value” means, with respect to any property on any date, the fair market value of that property as determined by the Expert, provided that:

(a)	the fair market value of a Share on any date shall be the Current Market Price of an Ordinary Share on that date;

(b)	the fair market value of a cash dividend paid or to be paid per Share shall be the amount of such cash dividend per Share determined as at the date of announcement of such dividend; and

(c)	where options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by the Expert) the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights during the period of five trading days on the relevant market commencing on the first such trading day such options, warrants or other rights are publicly traded, in each case converted into pounds sterling (if expressed in a currency other than pounds sterling) at such rate of exchange as may be determined in good faith by the Expert to be the spot rate ruling at the close of business on that date (or if no such rate is available on that date, the equivalent rate on the immediately preceding day on which such a rate is available);

4.3.4	references to the “issue” of Shares shall include the transfer and/or delivery of Shares by the Company or any of its Subsidiaries, whether newly issued and allotted or previously existing; and

4.3.5	shares held by the Company or any of its Subsidiaries shall not be considered as or treated as “in issue”.

4.4	Where more than one event which gives or may give rise to an adjustment to the Subscription Price occurs within such a short period of time that in the opinion of the Expert the foregoing provisions would need to be operated subject to some modification in order to give the intended result, such modification shall be made to the operation of the foregoing provisions as may be advised by the Expert to be in their opinion appropriate in order to give such intended result.

4.5	No adjustment will be made to the Subscription Price when Ordinary Shares or other securities (including rights or options) are issued, offered or granted to employees (including directors holding executive office) of the Company or any Subsidiary or any associated company of the Company or any Subsidiary pursuant to any employees’ share scheme (as defined in Section 743 of the Act or any modification or re-enactment thereof).

4.6	If the Subscription Date in relation to any Warrant shall be after the record date for any such issue, distribution, grant or offer (as the case may be) as is mentioned in paragraphs 4.1.1 to 4.1.5 and 4.1.9, or any such issue as is mentioned in paragraphs 4.1.6 and 4.1.7 of Condition 4 which is made to the shareholders or any of them, but before, in each case the relevant adjustment becomes effective under this Condition 4 (such adjustment, a “Retroactive Adjustment”), the Company will, conditional upon the Retroactive Adjustment becoming effective, issue and allot to the exercising Warrantholder in accordance with provisions of Condition 3 and the instructions contained in the Subscription Notice such additional number of Ordinary Shares as, together with the Ordinary Shares issued or to be issued on exercise of the relevant Warrant, is equal to the number of Ordinary Shares which would have been required to be issued on exercise of such Warrant if the adjustment to the Subscription Price had in fact been made immediately after the relevant record date. Such additional Ordinary Shares will be allotted as at, and within 1 month after, the relevant adjustment to the Subscription Price takes place or the date of issue of Ordinary Shares if the adjustment results from the issue of Ordinary Shares.

4.7	If any doubt shall arise as to the appropriate adjustment to the Subscription Price (including, without limitation, pursuant to paragraph 4.1.10 above) a certificate of the Expert shall be conclusive and binding on all concerned.

4.8	The Subscription Price may not be reduced so that, on exercise of Warrants, Ordinary Shares would fall to be issued at a discount to their par value.

4.9	No adjustment shall be made to the Subscription Price when the adjustment would be less than one per cent. of the Subscription Price then in effect and on any adjustment, the resultant Subscription Price shall be rounded down to the nearest one penny. Any adjustment not required to be made, and any amount by which the Subscription Price is rounded down, shall be carried forward and taken into account in any subsequent adjustment.

4.10	Whenever the Subscription Price is adjusted in accordance with this Condition 4 (other than by reason of a consolidation of the share capital of the Company as referred to in paragraph 4.1.1) the number of Ordinary Shares for which a Warrantholder is entitled to subscribe shall be increased at the same time as such adjustment takes effect. The number of additional Ordinary Shares to which a Warrantholder shall be entitled shall be the number of existing Ordinary Shares for which that Warrantholder is entitled to subscribe at the date that the adjustment to the Subscription Price takes effect multiplied by the following fraction:

X – Y
Y

Where:

X

is the Subscription Price immediately before the adjustment; and

Y

is the Subscription Price immediately after the adjustment.

For the avoidance of doubt, the adjustment contemplated by this Condition 4.10 shall be effected by adding to the number of Ordinary Shares for which a Warrantholder would be entitled to subscribe immediately prior to such adjustment, the number of Ordinary Shares resulting from the foregoing calculations.

4.10A	Whenever the Subscription Price is adjusted in accordance with this Condition 4 by reason of a consolidation of the share capital of the Company as referred to in paragraph 4.1.1 the number of Ordinary Shares for which a Warrantholder is entitled to subscribe shall be decreased at the same time as such adjustment takes effect. The number of Ordinary Shares to which a Warrantholder shall be entitled shall be reduced by a number equal to the product of the number of existing Ordinary Shares for which that Warrantholder is entitled to subscribe at the date that the adjustment to the Subscription Price takes effect and before adjustment pursuant to this Condition 4.10A multiplied by the following fraction:

Y – X
Y

Where:

X

is the Subscription Price immediately before the adjustment; and

Y

is the Subscription Price immediately after the adjustment.

For the avoidance of doubt, the adjustment contemplated by this Condition 4.10A shall be effected by deducting from the number of Ordinary Shares for which a Warrantholder would be entitled to subscribe immediately prior to such adjustment, the number of Ordinary Shares resulting from the foregoing calculations.

4.11	If an effective resolution is passed on or before the last day of the Subscription Period for the voluntary winding up of the Company then:

4.11.1	if such winding up shall be for the purpose of a reconstruction or amalgamation pursuant to a scheme or arrangement to which an Extraordinary Resolution of Warrantholders shall have consented, the terms of such scheme or arrangement shall be binding on all the Warrantholders;

4.11.2

in any other case, the Company shall forthwith publish a notice stating that a resolution for the voluntary winding up of the Company has been passed and a Warrantholder shall be entitled at any time within three months after the date such notice is published to elect by notice in writing to the Specified Office to be treated as if he had, immediately before the date of the passing of the winding up resolution, exercised his Warrants and that Warrantholder shall be entitled to receive out of the assets which would otherwise be available in the liquidation to the holders of Ordinary Shares such a sum (if any) as he would have received had he been the holder of and paid for the Ordinary Shares to which he would have become entitled by virtue of such exercise, after deducting from such sum an amount equal to the moneys which would have been payable by him in respect of such Ordinary Shares if he had exercised his Warrants but nothing contained in this paragraph shall have the effect of requiring a Warrantholder to make any actual payment to the Company; and

4.11.3	if in connection with such winding up the members of the Company approve in accordance with its Articles or section 110 of the Insolvency Act 1986 (i) a distribution of assets in specie to the members, (ii) the vesting in trustees of the whole or any part of the assets of the Company on trust for the benefit of the members or any of them, (iii) a transfer of the whole or part of the Company’s business or property as is referred to in section 110 of the Insolvency Act 1986, or (iv) any similar arrangement, then for the purposes of this paragraph 4.11.3, the sum that the Warrantholder would have received had he been the holder of the Ordinary Shares to which he would have become entitled by virtue of his Subscription Rights shall be such sum as is determined by the Directors on such basis of valuation and valued at such date as the Directors determine with confirmation from the Expert that each such determination is fair and reasonable.

Subject to the foregoing, the Subscription Rights shall lapse on liquidation of the Company.

4.12	If at any time an offer is made to all holders of Ordinary Shares (or all such holders other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire the whole or any part of the issued ordinary share capital of the Company and the Company becomes aware that as a result of such offer the right to cast a majority of the votes which may ordinarily be cast on a poll at a general meeting of the Company has or will become vested in the offeror and/or such companies or persons as aforesaid, the Company shall give notice to the Warrantholders of such vesting within 14 days of its becoming so aware and each Warrantholder shall be entitled, at any time within the period of 30 days immediately following the date of such notice (the “30-day period”), to exercise his Subscription Rights on the terms (subject to any adjustments pursuant to Condition 4.1) on which the same could have been exercised if they had been exercisable on the day on which the Company shall become aware as aforesaid. If the Subscription Period ends during the 30-day period it shall be extended to the last Business Day of the 30-day period. If the Warrantholder does not exercise his right within the 30-day period, the Warrants shall be treated in accordance with Condition 3.6.

5.	Undertakings

5.1	The Company undertakes that, for so long as the Warrants remain exercisable, it will subject as provided in Condition 5.2:

5.1.1	at all times keep available for issue free from pre-emptive rights out of its authorised but unissued capital such number of Ordinary Shares as would enable all of the Warrants and all other rights of subscription for and conversion into such Ordinary Shares to be satisfied in full;

5.1.2	not, without the consent of an Extraordinary Resolution of the Warrantholders, issue or pay up any securities by way of capitalisation of profits or reserves (other than (i) by the issue of fully paid Ordinary Shares and/or Convertible Shares to holders, (ii) by the issue of Ordinary Shares and/or Convertible Shares paid up in full out of distributable profits or reserves or share premium account and issued in lieu of the whole or any part of a cash dividend or (iii) by the issue of fully paid equity share capital (as defined in Section 744 of the Act, “Equity Share Capital”) (other than Ordinary Shares) to the holders of Equity Share Capital of the same class and other persons entitled thereto);

5.1.3	not, without the consent of an Extraordinary Resolution of Warrantholders, modify the rights attaching to the Ordinary Shares or any ordinary share capital with respect to voting, dividends or liquidation or issue any other Equity Share Capital with rights which are more favourable than the rights attaching to the Ordinary Shares but so that nothing in this paragraph 5.1.3 shall prevent (i) the issue of any Equity Share Capital to employees (including directors holding executive office) of the Company or of any Subsidiary or any associated company of the Company or of any Subsidiary pursuant to any employees’ share scheme (which is now in existence or which may be approved by the Company in general meeting) or (ii) any consolidation or subdivision of the Ordinary Shares or the conversion of any Ordinary Shares into stock or vice versa or (iii) without prejudice to any rule of law or legislation (including regulations made under Section 207 of the Companies Act 1989 or any other provision of that or any other legislation), the conversion of Ordinary Shares into, or the issue of any Ordinary Shares in, uncertificated form (or the conversion of Ordinary Shares in uncertificated form to certificated form) or the amendment of the Articles to enable title to securities of the Company (including Ordinary Shares) to be evidenced and transferred without a written instrument or any other alteration to the Articles made in connection with the matters described in this paragraph or which are supplemental or incidental to any of the foregoing (including any amendments made to enable or facilitate procedures relating to such matters and amendments dealing with the rights and obligations of holders of securities (including Ordinary Shares) dealt with under such procedures) or (iv) any modification to the rights attached to the Ordinary Shares which is not, in the opinion of the Expert, materially prejudicial to the interests of the Warrantholder or (v) any issue of Equity Share Capital where such issue results in an adjustment to the Subscription Price (or would, but for the fact that the adjustment would be less than one per cent.);

5.1.4	procure that, without the consent of an Extraordinary Resolution of Warrantholders, no securities (whether issued by the Company or any Subsidiary of the Company or otherwise procured by the Company or any Subsidiary of the Company to be issued) issued without rights to convert into or exchange or subscribe for Ordinary Shares shall subsequently be granted such rights exercisable at a price per Ordinary Share which is less than 95 per cent. of the Current Market Price per Ordinary Share on the last Dealing Day preceding the date of the announcement of the proposed inclusion of such rights unless the same gives rise (or would, but for the fact that the adjustment would be less than one per cent. of the Subscription Price then in effect, give rise) to an adjustment to the Subscription Price;

5.1.5	procure that at no time shall there be in issue Ordinary Shares of different nominal values;

5.1.6	not take any action which would result in any adjustment of the Subscription Price if, after giving effect thereto, the Subscription Price would, but for the proviso that the Subscription Price shall not be reduced below the par value of the Ordinary Shares, be decreased to such an extent that Ordinary Shares to be issued on exercise of Warrants would fall to be issued below their par value or otherwise could not, under any applicable law then in effect, be legally issued as fully paid; and

5.1.7

not, without the consent of an Extraordinary Resolution of the Warrantholders, reduce its issued share capital, share premium account or capital redemption reserve or any uncalled liability in respect thereof, except (a) pursuant to the terms of issue of the relevant share capital or (b) by means of a purchase or redemption of share capital of the Company to the extent permitted by applicable law or (c) as permitted by Section 130(2) of the Act or (d) a reduction of the share premium account which requires the confirmation of the Court and which does not involve the return, either directly or indirectly, of an amount standing to the credit of the share premium account of the Company and in respect of which the Company shall have tendered to the Court such undertaking as it may require prohibiting, so long as any of the Warrants remains outstanding, the distribution (except by way of capitalisation issue) of any reserve which may arise in the books of the Company as a result of such reduction or (e) where the reduction does not involve any distribution of assets and is effected by way of cancellation for the purposes of a scheme of arrangement pursuant to Section 425 of the Act or (f) by way of transfer of reserves as permitted under applicable laws or (g) solely in relation to a change in the currency in which the nominal amount of the Ordinary Shares is expressed or (h) where the reduction is permitted by applicable law and the Expert has determined that the interests of Warrantholders would not be prejudiced by such reduction or (i) where the reduction results in (or would, but for the fact that the adjustment would be less than one per cent. of the Subscription Price then in effect, result in) an adjustment to the Subscription Price.

5.2	Nothing in this Condition 5 shall prevent, and no adjustment to the Subscription Price shall be made under any provisions of any of the Conditions as a result of:

5.2.1	any actions taken by the Company to effect the capital reduction described in the Scheme Document;

5.2.2	any issue of Ordinary Shares or New Bonds pursuant to the Restructuring; or

5.2.3	entering into the Contribution Agreement or any issue of Convertible Shares pursuant to the terms of the Contribution Agreement or any conversion of such Convertible Shares.

6.	Meetings of Warrantholders

6.1	All or any of the rights for the time being attached to the Warrants may from time to time (whether or not the Company is being wound up) be altered or abrogated by the Company with the sanction of an Extraordinary Resolution of the Warrantholders or otherwise in accordance with the terms of the Warrant Instrument. All the provisions of the Articles for the time being of the Company as to General Meetings shall apply mutatis mutandis as though the Warrants were a class of shares forming part of the capital of the Company but so that:

6.1.1	the necessary quorum shall be the Warrantholders present (in person or by proxy) holding Warrants giving the right to subscribe for at least one third in nominal amount of the Ordinary Shares attributable to the outstanding Warrants;

6.1.2	every Warrantholder present in person or by proxy at any such meeting shall be entitled on a poll to one vote for every Ordinary Share for which he is entitled to subscribe;

6.1.3	any Warrantholder present in person or by proxy may demand or join in demanding a poll;

6.1.4	at any adjourned meeting those Warrantholders present in person or by proxy shall be a quorum (whatever the number of Warrants held or represented by them); and

6.1.5	the period of notice of any meeting of Warrantholders (other than an adjourned meeting) shall be at least 21 clear days.

6.2

A resolution in writing signed by or on behalf of the holders of not less than 75 per cent. of the Warrants who for the time being are entitled to receive notice of a meeting in accordance with the provisions herein contained shall for all purposes be as valid and effectual as an Extraordinary Resolution passed at a meeting of such Warrantholders duly convened and held in accordance with the provisions herein contained. Such resolution in writing may be contained in one document or in several documents in like form each signed by or on behalf of one or more of the Warrantholders.

7.	Determinations by the Expert

7.1	Any determination or adjustment made pursuant to the Conditions by the Expert shall be made by the Expert as an expert and not as an arbiter and any such determination or adjustment made by them shall be final and binding on the Company and each of the Warrantholders (save in the case of manifest error). For the purposes of the Conditions “Expert” means an independent investment bank of international repute in London selected by the Company.

8.	Tax

8.1	The Company will pay any United Kingdom stamp, issue, registration or similar taxes (i) imposed on the Company in the United Kingdom in connection with the issue of Ordinary Shares on exercise of the Subscription Rights, except where the Ordinary Shares are issued to a person whose business is, or includes, issuing depositary receipts, or a nominee of or agent for such a person, or a person whose business is, or includes, the provision of clearance services for the purchase or sale of chargeable securities, or a nominee of or agent for such a person, or (ii) payable upon the Warrant Instrument being produced in evidence in any proceedings in connection with the enforcement of the Warrant Instrument, the Warrants or the Subscription Rights.

8.2	For the avoidance of doubt, the Company is not responsible for the payment of any taxes, duties and other governmental charges as may be payable in relation to the transfer of a Warrant.

9.	Purchase by Company

9.1	The Company may at any time purchase Warrants at any price in the open market or by tender or private treaty. Warrants so purchased shall be cancelled.

10.	Notices and Governing Law

10.1	Each notice or other communication under these Conditions shall be sent:

10.1.1	to any Warrantholder holding Warrants in certificated form in the manner and to the address provided for in Part 4 of the Schedule to the Warrant Instrument;

10.1.2	to any Warrantholder holding Warrants in uncertificated form by delivery of the relevant notice to the Operator for transmission to Warrantholders;

10.1.3	to the Registrar by letter to the Specified Office; and

10.1.4	to the Company by letter to its registered office from time to time.

10.2	Warrantholders are deemed to have notice of all the provisions of the Warrant Instrument and such provisions are binding on them. Copies of the Warrant Instrument will be available for inspection at the Specified Office.

10.3	The Warrants shall be governed by, and construed in accordance with, the Law of Scotland.

10.4	The Scottish Courts have exclusive jurisdiction to settle any dispute arising out of or in connection with the Warrants and the Company and each Warrantholder irrevocably submit to the exclusive jurisdiction of the Scottish Courts.

10.5	The Company and each Warrantholder irrevocably waive any objection to the Scottish Courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

SPECIFIED OFFICE

Registrar

Lloyds TSB Registrars

The Causeway

Worthing BN99 6DA

Part 2

FORM OF WARRANT CERTIFICATE

[On the face of Warrant Certificate]

Number of Warrants:

Warrant Certificate Number:

BRITISH ENERGY GROUP PLC

(Registered in Scotland (registered number SC270184)

WARRANTS TO SUBSCRIBE FOR ORDINARY SHARES

The Subscription Price per Ordinary Share (subject to adjustment): 98p

THIS IS TO CERTIFY THAT [            ]

is/are the registered holder(s) of [            ] warrants (“Warrants”) of British Energy Group plc (the “Company”) and accordingly is/are entitled in respect of the Warrants to subscribe during the Subscription Period for Ordinary Shares at the applicable Subscription Price (all as defined in the Conditions set out in the Schedule to the Warrant Instrument referred to below) subject to the Articles of Association of the Company.

The Warrants comprised herein have been issued subject to and with the benefit of an instrument dated [            ] 2005 (the “Warrant Instrument”, as from time to time amended or supplemented) and executed by the Company, which is enforceable severally by each Warrantholder (as defined in the Warrant Instrument) against the Company insofar this Warrant is concerned subject as provided in the Warrant Instrument. Such Warrant Instrument (together with any instruments supplemental thereto and copies of the Memorandum and Articles of Association of the Company) is and will be available for inspection by Warrantholders at the Specified Office throughout the Subscription Period (each as defined in the said Conditions). Warrantholders will be deemed to have notice of all the provisions contained in the said Warrant Instrument (and any instruments supplemental thereto) and may obtain copies thereof upon request to the Company or the Registrar.

This Warrant and the Ordinary Share(s) to be issued upon its exercise have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and this Warrant may not be exercised by or on behalf of any U.S. person unless registered under the Securities Act or an exemption from such registration is available. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

No transfer of all or any of the Warrants comprised herein will be registered without production of this Warrant Certificate (as defined in the Conditions).

Correspondence regarding the Warrants comprised herein should be addressed to the Registrar, Lloyds TSB Registrars Scotland, P.O. Box 28448, Finance House, Orchard Brae, Edinburgh EH4 1WQ.

In Witness whereof the Company has caused this Warrant Certificate to be duly executed in its name and on its behalf by facsimile signature of a duly authorised officer.

[On the reverse of the Warrant Certificate will be printed the Subscription Notice]

Part 3

WARRANT SUBSCRIPTION NOTICE

in relation to warrants to subscribe for ordinary shares in

BRITISH ENERGY GROUP PLC

When completed this Subscription Notice should be submitted, together with the payment referred to below, to the Registrar, Lloyds TSB Registrars Scotland, P.O. Box 28448, Finance House, Orchard Brae, Edinburgh EH4 1WQ.

To:

British Energy Group plc (“the Company”)

I/We, the registered holder(s) of the Warrant(s) referred to in the Warrant Certificate printed overleaf hereby give notice of my/our wish to exercise all/[] of my/our Warrant(s) to require the Company to allot to me/us                             [Note(1)] the Ordinary Shares of the Company in accordance with the Conditions accompanying the Warrant Certificate.

I/We enclose my/our payment for £                     [Note(2)] in favour of [            ], being payment of the full Subscription Price for the total number of such Ordinary Shares.

EITHER:

[Delete Part A or Part B as appropriate]

PART A

I/We hereby direct you to allot the Ordinary Shares of the Company to be issued pursuant hereto to me/us and I/we agree to accept such Ordinary Shares subject to the Memorandum and Articles of Association of the Company. I/We hereby authorise and request the entry of my/our name(s) in the Register of shareholders in respect thereof.

I/We hereby authorise the despatch of (i) a certificate in respect of the Ordinary Shares of the Company to be allotted to me/us, and (ii) a Warrant Certificate in my/our name(s) for any balance of my/our Warrants remaining exercisable, by post at my/our risk to:

Name	[Note (3)]
Address

PART B

I/We hereby authorise and direct you to allot the Ordinary Shares of the Company to be issued pursuant hereto to the person(s) who is/are named in and who has/have signed the acceptance(s) in the form(s) of nomination enclosed herewith [Note (4)].

PART C

I/We hereby certify that neither the holder nor the beneficial owner of each of the Warrants specified overleaf nor any of the persons to whom Ordinary Shares are to be allotted is a U.S. person or a person located within the United States (as such terms are defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”)).

If the above certificate cannot be given, it should be deleted and the exercising Warrantholder should produce with this Subscription Notice evidence satisfactory to the Company (including, if the Company so requests, an opinion of counsel and an investment letter) that the relevant person or persons is/are “accredited investor(s)” (as defined in Rule 501 under the Securities Act) and that an exemption from the Securities Act and any applicable US state blue sky or securities law is available in respect of the Ordinary Shares to be issued on such exercise. The exercising Warrantholder will be responsible for any costs incurred in so satisfying the Company.

The understanding in the certification set out above shall apply, mutatis mutandis, to Ordinary Shares acquired upon exercise of the Warrants to which this Subscription Notice relates.

Signature(s) of Warrantholder

In the case of joint holdings all Warrantholders must sign. In the case of a corporation this form must be under its Common Seal or under the hand of some officer or attorney of the corporation duly authorised in that behalf.

Dated this                     day of                     200[  ].

Note	(1)	Please insert here the number of Ordinary Shares in respect of which the Warrants are being exercised. If no number is inserted, all of the Warrants comprised in the Warrant Certificate printed overleaf will be treated as being exercised.

Note	(2)	Please complete. The amount payable is the Subscription Price applicable on the Subscription Date multiplied by the amount of Warrants being exercised. If in doubt as to the applicable Subscription Price per Ordinary Share or the current number of Warrants comprised in any Warrant Certificate, please enquire of the Registrar. Payment must be made in sterling for same day value in favour of the Company.

Note	(3)	The address specified should be outside the United States of America, its territories and possessions, any State of the United States and the District of Columbia. If this space is left blank the Share Certificate, Warrant Certificate (if any) and cheque (if any) will be despatched by post at the risk of the person(s) entitled thereto to the registered address outside the United States of America, its territories and possessions, any State of the United States and the District of Columbia of the (first-named) holder.

Note	(4)

If it is desired to nominate some other person(s) as the allottee(s) of the Ordinary Shares, application should be made to the Registrar for the appropriate nomination form(s) which must be completed and lodged with this Subscription Notice. Any such allottment shall be subject as provided by law and to the payment by the Warrantholder of stamp duty, stamp duty reserve tax or any like tax as may be applicable. Unless the Company otherwise agrees, it shall not be required to allot any Ordinary Shares to, or to a nominee for, (a) Euroclear or any other person whose business includes the provision of clearance services for the purpose of the Finance Act 1986 of the United Kingdom or (b) a person, or agent for a person, whose business is or includes issuing depository receipts within the meaning of section 93 of the Finance Act 1986 of the United Kingdom.

Part 4

PROVISIONS AS TO TRANSFER,

TRANSMISSION AND OTHER MATTERS

1.	An accurate register of the Warrants (the “Register”) will be kept by the Warrant Registrar and there shall be entered in the Register:

(a)	the names and addresses of the holders for the time being of the Warrants;

(b)	the amount of the Warrants held by every registered holder; and

(c)	the date at which the name of every such registered holder is entered in respect of the Warrants standing in his name.

2.	Any change of name or address on the part of any Warrantholder shall forthwith be notified to the Company which shall cause the Register to be altered accordingly. The Warrantholders or any of them and any person authorised by any such holder shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from the same or any part thereof.

3.	Any person (including for the avoidance of doubt the Company) shall be entitled to treat the registered holder of any Warrant as the absolute owner thereof for all purposes notwithstanding any notice of ownership or writing thereon or notice of previous loss or theft or of trust or other interest therein (except as ordered by a Court of competent jurisdiction or required by law) and shall not (except as aforesaid) be bound to recognise any equitable or other claim to or interest in such Warrant.

4.	Every Warrantholder will be recognised by the Company as entitled to his Warrants free from any set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Warrants.

5.	Every transfer of Warrant shall be made by instrument of transfer in the usual common form or in any other form which may be approved by the Company.

6.	The instrument of transfer of a Warrant shall be signed by or on behalf of the transferor but need not be signed by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the Warrant until the name of the transferee is entered in the Register in respect thereof.

7.	The Company may decline to recognise any instrument of transfer unless such instrument is deposited at the Specified Office or such other place as the Company may appoint accompanied by the Warrant Certificate to which it relates. The Company may waive production of any certificate upon evidence satisfactory to them of its loss or destruction.

8.	No fee shall be charged for any registration of a transfer of a Warrant.

9.	No fee shall be charged for the registration of any other document which in the opinion of the Company requires registration.

10.	The transfer books and the Register may be closed for such period as the Company may from time to time direct, but so that the same may not be closed for a longer period in aggregate than thirty days in any one year (excluding weekends and public holidays).

11.	Any transfer made while the Register is so closed shall, as between the Company and the person claiming under the transfer (but not otherwise), be considered as made immediately after the reopening of the Register.

12.	The registration of a transfer shall be conclusive evidence of the approval by the Company of the transfer.

13.	In the case of the death of a Warrantholder the survivors or survivor where the deceased was a joint holder, and the executors or administrators of the deceased where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his Warrants, but nothing herein contained shall release the estate of a deceased holder (whether sole or joint) from any liability in respect of any Warrant solely or jointly held by him.

14.	Subject to any other provision herein contained any person becoming entitled to a Warrant in consequence of the death or bankruptcy of a Warrantholder or otherwise than by transfer may be registered himself as holder of the Warrant.

15.	Subject to any other provision herein contained, if the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. All the limitations, restrictions and provisions herein contained relating to the right to transfer and the registration of transfers of Warrants shall be applicable to any such notice of transfer as aforesaid as if the death or bankruptcy of the Warrantholder had not occurred and the notice of transfer were a transfer executed by such Warrantholder.

16.	A person becoming entitled to a Warrant in consequence of the death or bankruptcy of a Warrantholder shall be entitled to receive and may give good discharge for any monies payable in respect thereof, but shall not be entitled to receive notices of or to attend or vote at meetings of the Warrantholders or, save as aforesaid, to any of the rights or privileges of a Warrantholder until he shall have become a Warrantholder in respect of the Warrant.

17.	Every Warrantholder shall register with the Company an address to which notices can be sent and if any Warrantholder shall fail so to do notice may be given to such Warrantholder by sending the same in any of the manners hereinafter mentioned to his last known place of business or residence or, if there be none, by posting the same for three days at the registered office for the time being of the Company. A Warrantholder whose registered address is not within the United Kingdom and who gives to the Company an address within the United Kingdom at which notices or other documents may be served on him, shall be entitled to have notices or other documents served on him at that address but, unless he does so, shall not be entitled to receive any notice or other document from the Company.

18.	A notice given subject to the provisions of this paragraph may be given by personal delivery or prepaid letter by first class post. In proving service thereof it shall be sufficient to prove that the envelope or wrapper containing the notice was properly addressed and stamped and was deposited in a post box or at the post office.

19.	A notice given pursuant to the provisions of paragraph 18 of this Part 4 of the Schedule:

19.1.1	delivered to the registered address shall be deemed to have been served at the time of delivery;

19.1.2	sent by prepaid letter by first class post to an address in the United Kingdom shall be deemed to have been served on the day following its posting.

20.	All notices given pursuant to the provisions of paragraph 18 of this Part of the Schedule with respect to Warrants standing in the names of joint holders shall be given to whichever of such persons is named first in the Register and such notice so given shall be sufficient notice to all the holders of such Warrants.

21.	Any person who by operation of law, transfer or other means whatsoever shall become entitled to any Warrant shall be bound by every notice in respect of such Warrant which prior to his name and address being entered on the Register shall be duly given to the person from whom he derives his title to such Warrant.

22.	Any notice given pursuant to the provisions of paragraph 18 of this Part 4 of the Schedule or document delivered or sent by post or left at the registered address of any Warrantholder in pursuance of these presents shall, notwithstanding such Warrantholder be then deceased and whether or not the Company has notice of his death, be deemed to have been duly served in respect of any Warrants whether held solely or jointly with other persons by such Warrantholder until some other person be registered in his stead as the holder or joint holder thereof and such service shall for all purposes of these presents be deemed a sufficient service of such notice or document on his or her executors or administrators and all persons (if any) jointly interested with him in any such Warrant.

23.	When a given number of days’ notice or notice extending over any other period is required to be given, the day of service shall be counted in such number of days or other period but the day upon which such notice will expire shall not be included in such number of days or other period. The signature to any notice to be given by the Company may be written or printed.